UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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INVESCO MORTGAGE CAPITAL INC.

(Name of Registrant as Specified in Its Charter)

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On April 26, 2016, Invesco Mortgage Capital Inc. released the following disclosure to update the paragraph beginning “Our management agreement” on page 17 of its Proxy Statement filed with the Securities and Exchange Commission on March 18, 2016 (with the amendments to the original paragraph in bold italics).

Our management agreement
We are externally managed by Invesco Advisers, Inc., our manager, a wholly-owned subsidiary of Invesco Ltd., pursuant to a management agreement, which provides that our manager is responsible for managing our affairs. As highlighted in the table below, we have no employees, including our executive officers. Our executive officers are employees of our manager (or one of its affiliates) and such individuals are engaged in additional capacities for our manager. Our executive officers do not receive compensation from us, nor do we reimburse our manager for any of their compensation. Instead, our manager uses the proceeds from the management fee, in part, to pay compensation to its officers and personnel, including our executive officers. No specific portion of the management fee is allocated to the compensation of our executive officers because these individuals manage or are associated with multiple Invesco products, and research and investment strategies employed may impact a number of products for which these individuals are responsible.  As such, compensation for our executive officers reflects performance across all the products managed by them, and decisions are based on the principles and factors described below in “Overview of our manager’s compensation program and philosophy.” While each of these principles and factors is considered by the manager in making compensation decisions, the manager does not attempt to rank or assign relative weight to any factor but rather applies its judgment in considering them in their entirety.

However, for context of our executive officers’ compensation in relation to our management fee, we provide an estimate of aggregate compensation of our executive officers that may reasonably be associated with the company based on approximate total average assets of the company for 2015 compared to total average assets of products the executive officers managed or were associated with for 2015.  (With respect to our chief financial officer, we have included the amount of his compensation paid by our manager that is attributed to his work for the company.)   Applying such methodology to compensation of our executive officers for 2015, the total compensation of the named executive officers reasonably associated with their management of the company is $2.6 million, which represents 6.7% of the management fee paid by the company to the manager in 2015.